EXHIBIT 11


                           ELEXSYS INTERNATIONAL, INC.
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
               FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994, 1993
                 (Thousands of dollars except per share amounts)

                                                       1995     1994      1993
                                                       ----     ----      ----
Net income (loss) ................................   $5,132   $2,554   ($16,331)
Convertible debenture interest ...................               880
Net income (loss) applicable to common and
 dilutive common equivalent share ................   $5,132   $3,434   ($16,331)

Earnings (loss) per common share and
 common share equivalents, primary:
 Income (loss) before extraordinary gain .........   $ 0.37  ($ 1.28)  ($  3.18)
 Extraordinary gain, net of expenses and taxes ...   $ 0.20   $ 1.82
 Net income (loss) ...............................   $ 0.57   $ 0.54    ($ 3.18)

Earnings (loss) per common share and
 common share equivalents, fully diluted:
 Income (loss) before extraordinary gain .........   $ 0.36  ($ 0.91)   (  3.18)
 Extraordinary gain, net of expenses and taxes ...   $ 0.20   $ 1.30
 Net income (loss) ...............................   $ 0.56   $ 0.39    ($ 3.18)

Weighted average of common and dilutive common
 equivalent shares outstanding:
  Primary weighted average shares ................    8,623    5,953      5,133
  Convertible debenture interest equivalent shares               405
  Stock option equivalent shares .................      395       29
  Primary common and common equivalent shares ....    9,018    6,387

Fully diluted weighted average shares: ...........    8,623    8,335      5,133
 Convertible debenture interest equivalent shares                405
 Stock option equivalent shares ..................      464       29
 Fully diluted common and common equivalent shares    9,087    8,769

         Refer to Note 9 captioned "Net Income (Loss) Per Share" of Notes to Consolidated Financial Statements in the Company's 1995 annual report on page 18 for additional discussion of earnings per share.